EXHIBIT 99.1





FOR:              AMREP Corporation
                  641 Lexington Avenue
                  New York, NY 10022

CONTACT:          Peter M. Pizza
                  Vice President and
                  Chief Financial Officer
                 (212) 705-4700

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

               AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS

NEW YORK, March 9, 2005 - AMREP Corporation (NYSE:AXR) today reported net income from continuing operations of $2,511,000, or $0.38 per share, for its fiscal 2005 third quarter ended January 31, 2005, compared to net income from continuing operations of $3,341,000, or $0.50 per share, in the same period of fiscal 2004. Revenues were $31,486,000 in the third quarter this year versus $32,969,000 in the same period last year. For the first nine months of fiscal 2005, the Company reported revenues of $98,354,000 and net income from continuing operations of $10,822,000, or $1.64 per share. For the comparable period last year, the Company had revenues of $98,203,000 and net income from continuing operations of $9,280,000, or $1.41 per share. Net income from discontinued operations was $50,000 in the third quarter of fiscal 2005 and $42,000 in the same quarter last year, or $0.01 per share in each period. For the nine month period, there was a net loss from discontinued operations of $40,000 in 2005, or $0.01 per share, compared to net income of $350,000, or $0.05 per share, in the first nine months of 2004.

The Company began accounting for its water utility subsidiary as a "discontinued operation" in the quarter ended January 31, 2005 as a result of previously reported developments in condemnation proceedings involving the primary assets of this subsidiary and a local governmental district in New Mexico. Accordingly, financial information from prior periods has been reclassified to conform to this presentation.

Revenues from the Company's Kable News Company subsidiary were $24,126,000 in the third quarter of 2005 compared to $24,914,000 in the same quarter last year. This decrease of 3.2% was the result of a 4.2% revenue decline in Kable's Fulfillment Services segment offset in part by a 4.8% revenue increase in its Newsstand Distribution Services business. For the nine month period ended January 31, Kable's revenues decreased from $76,107,000 last year to $72,875,000 this year, primarily due to a 5.2% decline in revenues from the Fulfillment Services segment which was offset in part by a 2.6% increase in Newsstand Distribution Services revenues. The decline in Fulfillment Services revenues in both the three and nine month periods was principally the result of customer losses at Kable's Colorado fulfillment business which had been identified and known prior to Kable's acquisition of that business in 2003, while the increase in revenues of Newsstand Distribution Services in both periods resulted from additional business obtained in connection with the purchase of certain distribution contracts in the third quarter of 2005. Kable's total operating expenses decreased 6.7% and 6.1% in the third quarter and first nine months of 2005 compared to the same periods last year, with the operating expenses of Fulfillment Services decreasing 10.3% and 7.4% in the third quarter and first nine months of 2005 compared to the same periods of the prior year. This was due in part to decreases in payroll and other variable expenses resulting from the revenue decrease, reduced third-party charges for outsourced computer processing and the inclusion in the prior year of approximately $700,000 of costs of relocating and centralizing certain fulfillment operations. Fulfillment operating expenses amounted to 84.7% of related revenues in the third quarter and 84.1% for the first nine months of 2005 compared to 90.4% and 86.1% for these periods in 2004. Operating costs for Newsstand Distribution Services increased 27.4% and 6.5% in the third quarter and first nine months 2005 compared to the same periods last year, due to additional market study costs incurred in the third quarter of 2005. These higher market study costs are also expected to continue through the fourth quarter.

Revenues from land sales at the Company's AMREP Southwest subsidiary decreased from $7,738,000 in the third quarter of 2004 to $6,996,000 in the same quarter this year, primarily because the prior year quarter included the sale of a relatively large tract of undeveloped residential lots to a homebuilder, whereas the current year's sales activity consisted of a higher proportion of recurring sales of developed residential lots to various homebuilders. Since these recurring sales of residential lots generally contribute lower gross profit percentages than large bulk sales, the gross profit on land sales decreased from 50% in last year's third quarter to 48% in the same quarter this year. For the nine month period, land sale revenues increased from $20,876,000 last year to $24,482,000 this year, primarily because this year's sales included more developed residential lots. The overall gross profit percentage improved from 53% in the first nine months last year to 55% for the same period this year due to better margins this year on both developed and undeveloped residential lots. As previously reported, revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, so that prior results are not necessarily a good indication of what may occur in future periods.


AMREP Corporation's Kable News Company, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

                                      *****



                            (Financial Data Follows)

                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights
                                   (Unaudited)

                                               Three Months Ended January 31,
                                               ------------------------------
                                                2005                    2004
                                                ----                    ----
Revenues                                   $  31,486,000           $  32,969,000

Net income:
   Continuing operations                   $   2,511,000           $   3,341,000
   Discontinued operations-net of tax             50,000                  42,000
                                           -------------           -------------
                                           $   2,561,000           $   3,383,000

Earnings per share - Basic and Diluted:
   Continuing Operations                   $        0.38           $        0.50
   Discontinued Operations                          0.01                    0.01
                                           -------------           -------------
                                           $        0.39           $        0.51
                                           -------------           -------------

Weighted average number of common
shares outstanding                             6,619,000               6,598,000
                                           -------------           -------------


                                                Nine Months Ended January 31,
                                                -----------------------------
                                                2005                    2004
                                                ----                    ----
Revenues                                   $  98,354,000           $  98,203,000

Net income:
   Continuing operations                   $  10,822,000           $   9,280,000
   Discontinued operations-net of tax            (40,000)                350,000
                                           --------------          -------------
                                           $  10,782,000           $   9,630,000

Earnings per share - Basic and Diluted:
    Continuing Operations                  $        1.64           $        1.41
    Discontinued Operations                        (0.01)                   0.05
                                           --------------          -------------
                                           $        1.63           $        1.46
                                           --------------          -------------

Weighted average number of common
shares outstanding                             6,613,000               6,594,000
                                           --------------          -------------